[FHLBank Atlanta logo]

Member Notice No. 2015-01

Subject:	Annual Calculation of Total Minimum Stock Requirement on March 20, 2015
Date:        February 4, 2015

FHLBank Atlanta (Bank) is notifying members of stock requirement computations scheduled for March 20, 2015, that may result in an adjustment transaction to your institution’s Daily Investment Account.

Annual Calculation of Minimum Stock Requirement for 2015 Directors’ Election

Under the terms of its Capital Plan, the Bank is required to recalculate annually the Membership Stock Requirement1 of each member of the Bank.

On March 20, 2015, each member’s Membership Stock Requirement will be recalculated using the member’s total assets as of December 31, 2014, and the factor of 0.09% (9 basis points), subject to a cap of $15 million. The Bank also will calculate the member’s Activity-Based Stock Requirement (4.5% of outstanding advances) as of the end of the previous year. The factors and dollar cap were those in effect on December 31, 2014, the record date for the 2015 Directors’ Election.

The Minimum Stock Requirement is the sum of the member’s Membership Stock (Subclass B1) Requirement and its Activity-Based Stock (Subclass B2) Requirement and will be used to determine the number of votes a member can cast in the 2015 Directors’ Election.

Adjustment to Activity-Based Stock Requirement Factor and Stock Balances

FHLBank Atlanta’s board of directors approved a decrease, effective March 20, 2015, in the Activity-Based Stock Requirement factor from 4.5% to 4.25% of a shareholder’s outstanding advances. The Membership Stock Requirement will remain at 0.09% (9 basis points) of total assets, subject to a cap of $15 million.

The recalculation of the Minimum Stock Requirement on March 20, 2015, will produce an adjustment transaction for some members. To the extent that any member’s Minimum Stock Requirement increases as a result of the recalculation, the Bank will debit (charge) the member’s Daily Investment Account (DIA) for the amount of such increase and increase the amount of the member’s Subclass B1 Capital Stock on a corresponding basis. Conversely, to the extent that any member’s Minimum Stock Requirement decreases as a result of the recalculation, the Bank intends to repurchase such excess Subclass B1 or B2 Capital Stock at the time of recalculation. Subclass B2 Capital Stock repurchases will be subject to a minimum excess stock threshold of $100,000.

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1 All capitalized terms used in this notice are defined in the Capital Plan, a copy of which is available on the Bank's website at www.fhlbatl.com.

Any adjustments to Subclass B1 and Subclass B2 stock balances and DIA account balances will occur at the close of business on March 20, 2015. Any funds credited to a member’s account will be available on the next business day.

During the week of March 16, 2015, a form will be placed on FHLBAccess® showing the results of the annual calculation of the Minimum Stock Requirement for the 2015 Directors’ Election. If you have questions about this notice or about the form when it is available, please call the Funding Desk 1.800.536.9650, extension 8011.